FOR IMMEDIATE RELEASE                                  NEWS
                                   Contact: Thomas C. Franco
                                            Rohit J. Menezes
                                              (212) 229-2222

         HOMELAND STORES ANNOUNCES FINAL DETAILS OF
                     RESTRUCTURING PLAN

          -    COMPANY TO CONDUCT BUSINESS AS USUAL THROUGHOUT PROCESS
          -    $27 MILLION IN WORKING CAPITAL FINANCING ARRANGED
          -    CEO SAYS HOMELAND TO MAINTAIN MARKET LEADERSHIP

________________________________________________________

OKLAHOMA CITY, OK, May 13, 1996 - Homeland Stores, Inc., a private company, announced today that it will begin implementing its previously announced financial restructuring plan. As previously reported, the proposed restructuring is supported by Homeland's bank group, a committee representing approximately 80% of Homeland's outstanding senior secured bonds, and Homeland's labor unions. The restructuring is expected to reduce Homeland's debt service obligations and labor costs, which will greatly strengthen its financial position and permit the company to maintain its market leadership. Homeland expects to complete the restructuring by mid-summer 1996.

      An integral part of Homeland's restructuring is its previously announced pact with its labor unions to modify certain elements of Homeland's collective bargaining agreements. These modifications, which were overwhelmingly ratified by the union members in March, will provide for, among other things, wage and benefit modifications, the buyout of certain employees, and the issuance and purchase of new equity to a trust acting on behalf of the unionized employees. The modified collective bargaining agreements are conditioned on, and will become effective upon, the consummation of the restructuring.

                           -more -

      The restructuring will be implemented by means of a "pre-arranged" Chapter 11 plan of reorganization, which was submitted today to the United States Bankruptcy Court, District of Delaware, together with a disclosure statement
describing   the   plan.   In  order   to   facilitate   the
restructuring process, Homeland has entered into a debtor-in-possession lending facility with its existing bank group, providing Homeland with up to $27 million of working capital financing. This facility has been approved on an interim basis by the court, with a final approval hearing scheduled for May 31, 1996. Homeland believes that this facility will provide it with the financing necessary to maintain its normal business operations during the restructuring period,
including  the  payment  of  the  post-petition  claims   of
employees and trade vendors.

      Homeland said that the financial restructuring will have no impact on the company's normal store operating hours or its in-store promotions, such as double coupons. Homeland said that as part of a long-term effort to rationalize its store network, it plans to close one store at 1520 North Lewis Street in Tulsa, OK and one store at 5800 Bell Street in Amarillo, TX. The approximately 50 affected employees will have employment opportunities in Homeland stores within their respective areas. Going forward, the company expects to operate a total of 65 stores and employ approximately 4,250 people.

      Pursuant to the restructuring, the $95 million of Homeland's senior secured bonds currently outstanding (plus accrued interest) will be canceled, and the bondholders will receive (in the aggregate) $60 million face amount of new senior subordinated notes and $1.5 million in cash. The new senior subordinated notes will mature in 2003, bear interest semi-annually at a rate of 10% per annum, and will not be secured. In addition, the bondholders and the company's general unsecured creditors will receive approximately 60% and 35%, respectively, of the equity of the reorganized Homeland (assuming total unsecured claims of approximately $63 million, including bondholder unsecured claims). Homeland's existing equity holders will receive the remaining 5% of the new equity together with 5-year warrants to purchase an additional 5% of such equity.

                          - more -

      "For fifty years we have been providing customers in this area with superior levels of service and quality products at goods prices, and we plan to be here for at least another fifty doing this and more for our customers," said James A. Demme, Homeland's Chief Executive Officer. "This agreement permits us to continue business as usual, which is good news for our customers, our employees, our creditors and other suppliers."

      P. Eric Siegert, Senior Vice President of Houlihan, Lokey, Howard & Zukin, the firm advising Homeland's bondholders, said, "We believe that Homeland's financial restructuring plan is sound and will put the company back on solid footing. The bondholder committee unanimously supports this plan of reorganization."

      Mike DeFabis, President and Chief Executive Officer of Associated Wholesale Grocers, one of the largest food wholesalers in the U.S., which supplies 70% of Homeland's requirements, said, "We strongly support Homeland, and the long-term supply agreement we have with the company reflects our confidence that it will remain the leader in the communities it serves."

      "These final steps represent a new beginning for Homeland and will allow us to maintain both our recent momentum and our long-standing market leadership," Mr. Demme added. "We are gratified by the strong support that all involved have given the restructuring plan. The cooperative spirit demonstrated by employees, creditors, and suppliers shows a genuine interest in the future success of Homeland."

      Homeland is the leading supermarket chain in Oklahoma, southern Kansas, and the Texas panhandle region.

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